Exhibit 99.1

Description of Governmental Gaming Regulations

We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked.  If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us.  From time to time, various proposals have been introduced in legislatures of jurisdictions in which we have operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us.  We do not know whether or when such legislation will be enacted.  Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time.  Any material increase in these taxes or fees could adversely affect us.

Some jurisdictions, including those in which we are licensed, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities.  Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Under provisions of gaming laws in jurisdictions in which we have operations, and under our organizational documents, certain of our securities are subject to restriction on ownership which may be imposed by specified governmental authorities.  The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses, or is unable, to dispose of the securities, we may be required to repurchase the securities.

The indenture governing our notes provides that if a holder of a note or beneficial owner of a note is required to be licensed, qualified, or found suitable under the applicable gaming laws and such holder or owner is not so licensed, qualified or found suitable within any time period specified by the applicable gaming authority, we would be permitted to require the holder or owner to dispose of its notes within a time period that either we prescribe or such other time period prescribed by the applicable gaming authority.  Under such circumstances, the redemption price would be the lesser of the holder’s or owner’s cost for such notes and the principal amount thereof, or such other amount as is required by applicable gaming authorities.

West Virginia Regulation and Licensing.  In the State of West Virginia, MTR  and its wholly owned subsidiary, Mountaineer Park, Inc., owns and operates Mountaineer  Casino, Racetrack & Resort in Chester, West Virginia (“Mountaineer”), which offers live thoroughbred racing with pari-mutuel wagering, simulcast racing with pari-mutuel wagering, televised racing with pari-mutuel wagering, racetrack video lottery games and lottery racetrack table games. The operation and management of Mountaineer are subject to extensive regulation by the West Virginia Racing Commission (the “WV Racing Commission”) and the West Virginia Lottery Commission (the “WVLC”). The racing and pari-mutuel wagering activities are licensed and regulated by the WV Racing Commission. Racetrack video lottery games and lottery racetrack table games are licensed and regulated by the WVLC.  Holding a valid racing license is required in order to be issued and hold a racetrack video lottery license and a lottery table games license cannot be issued unless the applicant for the license holds a racetrack video lottery license.

Horse Racing and Pari-Mutuel Wagering.  The WV Racing Commission, which is comprised of three members appointed by the Governor of West Virginia, regulates live racing, simulcast racing, televised racing and pari-mutuel wagering. Racing and pari-mutuel wagering are governed by the applicable West Virginia statutes and legislative rules promulgated by the WV Racing Commission.  Mountaineer is licensed by the WV Racing Commission, which license is renewed annually unless the WV Racing Commission rejects the application for renewal for good cause. The licensee pays an annual license tax as well as daily license taxes and pari-mutuel wagering taxes to the WV Racing Commission.  The racing statutes including the taxes are subject to change by the West Virginia legislature. The legislative rules promulgated by the WV Racing Commission are subject to amendment by the WV Racing Commission, but changes to the rules need to be approved by the West Virginia legislature.  Licenses are not transferable.

As part of its application for renewal of its license, Mountaineer must disclose substantial information to the WV Racing Commission and notify the WV Racing Commission of changes in material information during the license year. This information includes the following:

•                  the names and addresses of all Mountaineer directors and stockholders;

•                  the names and addresses of key employees of Mountaineer;

•                  the dates and locations of race meetings;

•                  the hours of operation on each race day;

•                  a list of names of all required race officials;

•                  a current and accurate financial statement of Mountaineer certified by an independent certified public accountant; and

•                  any other information required by the WV Racing Commission.

Employees of Mountaineer engaged in racing and/or pari-mutuel wagering must have permits issued by the WV Racing Commission before they engage in employment in a racing or pari-mutuel wagering occupation. The WV Racing Commission charges each applicant for a permit, or for renewal of a permit, a permit fee that may be paid by the licensee.

The WV Racing Commission may suspend, revoke or not renew licenses and permits in the event the licensee or permit holder violates the racing statutes or rules promulgated by the WV Racing Commission.

The WV Racing Commission may require fingerprints and background checks from all applicants for a permit as well as from officers, board members and key employees of Mountaineer.

The WV Racing Commission approves live racing days as wells as simulcast and televised racing. The WV Racing Commission has broad powers to investigate, monitor and oversee all aspects of racing and pari-mutuel wagering.  The WV Racing Commission and its personnel have the right of access to any and all parts of the grounds of Mountaineer, and the WV Racing Commission may audit or examine the books and records of Mountaineer.

If the WV Racing Commission were to suspend, revoke or not renew Mountaineer’s racing license, Mountaineer would have to stop offering racetrack video lottery games for play and stop offering lottery race track table games.

West Virginia levies various taxes and fees on racing and pari-mutuel wagering activities, imposes limits on the commissions Mountaineer may receive from these activities and specifies how some portions of these commissions must be expended by the licensee. Changes in these laws could have a significant impact on the profitability of Mountaineer.

Racetrack Video Lottery.  Racetrack video lottery is regulated by the WVLC, which is comprised of seven members appointed by the Governor of West Virginia including the executive director of the WVLC (the “WV Executive Director”).  The WVLC has promulgated rules approved by the West Virginia legislature under which racetrack video lottery games are played and conducted.

Under West Virginia law, Mountaineer’s racetrack video lottery license is not transferrable.  Additionally, the transfer of more than five percent of the equity interest, or voting interest, in Mountaineer or any other licensee must be approved by the WVLC before the transfer is finalized.

In order to lawfully conduct racetrack video lottery, Mountaineer must maintain its racing license issued by the WV Racing Commission as well as it racetrack video lottery license.  Only the holder of a racing license is authorized to hold a racetrack video lottery license.

In order to maintain its racetrack video lottery license, Mountaineer is required to inform the WVLC when information provided in its last renewal application changes.  Updating may be required because of changes in Mountaineer’s direct or indirect ownership, changes in management including members of the board of directors, changes in key personnel or changes in financing.  Mountaineer must annually apply to renew its race track video lottery license. This information includes but is not limited to:

•                  information about all holding companies, intermediaries, subsidiaries and affiliates of Mountaineer;

•                  any criminal charges or convictions of Mountaineer and employees engaged in gaming related activity;

•                  name, address, employer identification number or social security number, date of birth, compensation, any criminal charges or convictions and fingerprints for each of Mountaineer’s officers and directors as well as key employees having the ability to control or influence gaming activity. This requirement extends to officers, directors and key employees of a parent corporation;

•                  a description of the stock of Mountaineer, and of all holding companies, intermediaries, subsidiaries and affiliates of Mountaineer;

•                  proof that Mountaineer holds a racing license issued by the WV Racing Commission;

•                  audited financial statements for Mountaineer and for any parent or holding company;

•                  information about all of the stock or equity interests Mountaineer holds in other entities;

•                  a description of any civil litigation to which Mountaineer, or any holding company, subsidiary or affiliate of Mountaineer, is or was a party;

•                  information about any judgment, order or consent order pertaining to a violation of federal antitrust, trade regulation or securities laws, or of similar laws of any state, province or country, entered against Mountaineer or any holding company of Mountaineer;

•                  information regarding any bankruptcy or insolvency proceedings of Mountaineer or any director, officer or key employee of Mountaineer or of any parent corporation or other holding company;

•                  information regarding the licensing history of Mountaineer, any director, officer or key employee of Mountaineer or of any parent or other holding company;

•                  Mountaineer’s security and surveillance plan;

•                  consent to background checks for Mountaineer officers, directors and key employees and similar personnel of any parent corporation or holding company having directly or indirectly the power to control or influence gaming decisions by Mountaineer or any of its employees, which includes furnishing fingerprints;

•                  a commitment to deliver acceptable forms of credit (e.g., surety bond) and evidence of insurance, meeting the requirements of the WVLC;

•                  a commitment to purchase only authorized video lottery terminals and to maintain and timely repair such terminals using authorized technicians and parts;

•                  a commitment to acquire video lottery terminals only from technology providers approved by the WVLC; and

•                  any other information or agreement the WVLC may require.

Each time Mountaineer submits additional information to the WVLC in connection with Mountaineer’s racetrack video lottery license, or fails to timely submit such information, the WVLC and the WV Executive Director have discretion to suspend, revoke or reconsider the application for Mountaineer’s racetrack video lottery license.  If the racetrack video lottery license is suspended, revoked or not renewed, Mountaineer would have to cease operation of its racetrack video lottery games, as well as its lottery racetrack table games.

Mountaineer’s racetrack video lottery license is subject to suspension, revocation or nonrenewal as provided for in the racetrack video lottery statutes and rules of the WVLC. Civil money penalties and criminal penalties may be imposed for certain violations of the lottery statutes and rules of the WVLC.

The racetrack video lottery license may be suspended or revoked or not renewed in the event Mountaineer does any of the following:

•                  fails to comply with West Virginia’s racetrack video lottery statutes;

•                  fails to comply with the rules, terms and conditions, policies, orders and directives of the WVLC or of the WV Executive Director;

•                  fails to maintain any required surety bond, insurance, or insurance coverage required by the WVLC;

•                  makes a false or fraudulent statement or representation in connection with its application for renewal of its racetrack video lottery license or in any other document reasonably required by the WVLC or the WV Executive Director;

•                  fails to promptly and accurately settle accounts of racetrack video lottery transactions and pay the WVLC amounts due to the WVLC from racetrack video lottery transactions;

•                  fails to credit or pay a winning racetrack video lottery participant;

•                  allows an underage person to play racetrack video lottery games, or pays an underage person a video lottery prize payment;

•                  fails to maintain adequate and sufficient security;

•                  offers a video lottery game that has not been approved by the WV Executive Director or the WVLC;

•                  allows a video lottery terminal to be repaired by an unauthorized person;

•                  uses a video lottery terminal that has not been authorized and approved by the WV Executive Director;

•                  fails to comply with the Americans with Disabilities Act of 1990;

•                  fails to provide required notice or to obtain required approval prior to relocating or transporting a video lottery terminal;

•                  fails to make capital improvements as required by the WVLC by rule, policy, order or directive;

•                  fails to meet financial obligations necessary for the continued operation of racetrack video lottery;

•                  acts in a manner that impacts or has the likelihood of impacting the efficient operation or integrity of video lottery; or

•                  fails to adhere to any terms and conditions set forth in the order of the WVLC approving Mountaineer’s  application for a license or for renewal thereof.

The WV Executive Director or the WVLC may also suspend or revoke Mountaineers racetrack video lottery license if Mountaineer or any officer or director or any employee engaged in gaming activity, or any officer or director or key employee of any parent corporation or holding company is convicted of criminal violations that may negatively impact the integrity of the lottery, or if any of them have experience, character or general fitness that the WV Executive Director believes would be inconsistent with the public interest, convenience or trust.

As necessary for reasons related to public safety, convenience or trust which require immediate action, the WV Executive Director may order the immediate and indefinite disabling of all or a portion of Mountaineer’s racetrack video lottery terminals in accordance with rules of the WVLC.

The WVLC and the WV Executive Director have broad powers under the racetrack video lottery statutes to investigate and monitor racetrack video lottery operations.  All racetrack video lottery terminals in operation for play must be connected to the WVLC’s computer system.  The WV Executive Director and employees of the Commission may at any time examine, inspect, test or access for any purposes all records, files, equipment, other documents, video lottery terminals, and hardware and software used in connection with video lottery.  Mountaineer must allow inspections of its licensed premises at any time as authorized by the WV Executive Director.

The WVLC also has the power and authority, for good cause and without notice or a warrant, at any time, to do any of the following:

•                  inspect any racetrack video lottery terminals, central monitoring system, or associated equipment and software about, on or around Mountaineer’s facilities;

•                  inspect and examine all premises in which Mountaineer conducts racetrack video lottery gaming or has any authorized video lottery terminals, central monitoring system, or associated equipment and software designed, built, constructed, assembled, manufactured, sold, distributed, or serviced, or in which records of those activities are prepared or maintained;

•                  seize summarily and remove from Mountaineer’s premises and impound, assume physical control of, or disable any video lottery terminals, central monitoring system, or associated equipment and software for the purposes of examination and inspection;

•                  inspect, examine and audit books, records, and documents concerning Mountaineer’s racetrack video lottery gaming activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to Mountaineer’s racetrack video lottery gaming activities; and

•                  seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to racetrack video lottery gaming.

Pursuant to the racetrack video lottery statues, Mountaineer receives a commission equal to 46.5% of the net terminal income from the play of racetrack video lottery games.  “Net terminal income” is generally defined as credits played less video lottery prize winnings, less an amount deducted by the WVLC to reimburse the WVLC for its actual costs for administering racetrack video lottery at the licensed racetrack.

Additionally, the West Virginia Legislature has established a fund for modernization of racetrack video lottery terminals into which the WVLC annually deposits a portion of the amount it retains for administration of racetrack video lottery games.  An account is established for Mountaineer and for each of the other racetracks.  Mountaineer may draw annually from its account matching dollars to help pay the expense of upgrading and modernizing it racetrack video lottery terminals. For every two dollars a licensee spends on certain equipment, it is authorized to receive one dollar in recoupment from the fund.  In the event there remains a balance unspent by a licensee at the end of the year, that amount may be carried forward for one year, after which such amount reverts to the West Virginia State Lottery Fund.  The West Virginia Licensed Racetrack Modernization Fund is currently authorized to be funded through the fiscal year ending June 30, 2020.

A change to these statutes could have a significant impact on the profitability of Mountaineer’s racetrack video lottery gaming business and revenues.

Mountaineer employees involved with racetrack video lottery gaming are also required to obtain and maintain a license from the WVLC prior to being involved in racetrack video lottery gaming.  An application for a racetrack video lottery gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation or if the person is not qualified for the position for which the application for a license is submitted.

Lottery Racetrack Table Games.  Lottery racetrack table games are regulated by the WVLC. The WVLC has promulgated rules approved by the West Virginia legislature under which lottery racetrack table games are played.

Under West Virginia law, Mountaineer’s lottery racetrack table games license is not transferrable. Additionally, the transfer of more than five percent of the equity interest or voting interest in Mountaineer or any parent corporation or holding company must be approved by the WVLC before the transfer is finalized.

In order to lawfully conduct lottery racetrack table games, Mountaineer must maintain its racing license issued by the WV Racing Commission and its racetrack video lottery license issued by the WVLC as well as its lottery table games license.  Only the holder of a racing license and a racetrack video lottery license is authorized to hold a lottery racetrack table games license.

In order to maintain its racetrack lottery table games license, Mountaineer is required to inform the WVLC when information provided in its last renewal application changes.  Updating may be required because of changes in Mountaineer’s direct or indirect ownership, changes in management including members of the board of directors, changes in key personnel or changes in financing.  Mountaineer must annually apply to renew its lottery racetrack table games license.  The information required for this license is similar to that previously discussed for renewal of a racetrack video lottery license.

Each time Mountaineer submits additional information to the WVLC in connection with Mountaineer’s lottery racetrack table games license, or fails to timely submit such information, the WVLC and the WV Executive Director have discretion to suspend, revoke or reconsider Mountaineers lottery racetrack table games license.

Mountaineers lottery racetrack table games license is subject to suspension, revocation or nonrenewal as provided for in the lottery racetrack table games statutes and rules of the WVLC. Civil money penalties and criminal penalties may be imposed for certain violations of the lottery statutes and rules of the WVLC.

The lottery racetrack table games license may be suspended or revoked or not renewed for the same reasons previously discussed for suspension, revocation or nonrenewal of a racetrack video lottery license.

The WV Executive Director or the WVLC may also suspend or revoke Mountaineers lottery racetrack table games license if Mountaineer or any officer or director or any employee engaged in gaming activity, or any officer or director or key employee of any parent corporation or holding company is convicted of criminal violations that may negatively impact the integrity of the West Virginia Lottery, or if any of them have experience, character or general fitness that the WV Executive Director believes would be inconsistent with the public interest, convenience or trust.

The WVLC and the WV Executive Director have broad powers under the lottery racetrack table game statutes to investigate and monitor racetrack table game operations. The WV Executive Director and employees of the WVLC may at any time examine, inspect, test or access for any purposes all records, files, equipment, and other documents used in connection with lottery racetrack tables games operation and play. Mountaineer must allow inspections of its licensed premises at any time as authorized by the WV Executive Director.

The WVLC also has the power and authority, for good cause and without notice or a warrant, to at any time, to do any of the following:

•                  inspect any racetrack table games or related equipment on or around Mountaineers facilities;

•                  inspect and examine all premises in which Mountaineer conducts lottery racetrack table games or stores related equipment;

•                  seize summarily and remove from Mountaineer’s premises and impound, assume physical control of, any racetrack table games or associated equipment for the purposes of examination and inspection;

•                  inspect, examine and audit books, records, and documents concerning Mountaineers lottery racetrack table games activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to Mountaineers racetrack lottery table gaming activities; and

•                  seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to lottery racetrack table gaming activity.

Pursuant to the lottery racetrack table games statute, Mountaineer must annually pay to the WVLC a lottery racetrack table games license fee of $2.5 million that is due when the application for renewal is filed with the WVLC.  Additionally, Mountaineer pays a weekly tax equal to 35% of the adjusted gross receipts from table game activity during the preceding week.

A change to these statutes could have a significant impact on the profitability of Mountaineer’s lottery racetrack table game gaming business and revenues.

Mountaineer employees involved with lottery racetrack table games are also required to obtain and maintain a license from the WVLC prior to being involved in racetrack table gaming activity. An application for a racetrack video lottery gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation or if the person is not qualified for the position for which the application for a license is submitted.

Pennsylvania Regulation and Licensing.  In the State of Pennsylvania, MTR and its wholly owned subsidiary, Presque Isle Downs, Inc., owns and operates Presque Isle Downs & Casino in Erie, Pennsylvania (“Presque Isle Downs”), which offers live thoroughbred horse racing with pari-mutuel wagering and simulcast thoroughbred and harness racing with pari-mutuel wagering. Presque Isle Downs is subject to rules and regulations promulgated the Pennsylvania Gaming Control Board (“PGCB”), the Pennsylvania Racing Commission (the “PA Racing Commission”) and the requirements of other agencies.

Pennsylvania Gaming Control Board.  The PGCB was created in 2004 by the Pennsylvania Race Horse Development and Gaming Act (the “Gaming Act”).  The PGCB consists of seven voting members, three are appointed by the Governor of the Commonwealth of Pennsylvania and one by each of the four legislative caucuses. A supermajority vote consisting of each of the legislative commissioners and at least one gubernatorial commissioner is required for PGCB decisions.  The Secretary of Revenue, the Secretary of Agriculture, and the

Treasurer of the Commonwealth serve as ex officio members of the PGCB.  Generally, the PGCB is mandated to protect the public through the regulation and policing of all activities involving gaming.

Under the Gaming Act, the PGCB is authorized to issue licenses to three categories of operators.  Presque Isle Downs is a “Category 1” licensee, which is reserved for owners and operators of horse race tracks.  Initially, slot machines were the only form of gaming that could be provided by Category 1 licensees (other than pari-mutuel betting on horse races). Category 1 licensees are permitted up to 5,000 slot machines. In January 2010, the Pennsylvania legislature amended the Gaming Act to permit Category 1 licensees to operate table games, including poker, black jack, baccarat, roulette, and craps. Category 1 licensees may petition the PGCB for permission to operate up to 250 tables. Presque Isle Downs currently has 1,720 slot machines and 46 table games.

Category 1 licensees, like Presque Isle Downs, are assessed an initial license fee of $50,000,000.  The license fee for the Table Games Certificate was $16,500,000.  Licensees also must pay taxes on slot machine “gross terminal revenues” (the difference between wagers and pay-outs) in the following amounts:

•                  34% to the Commonwealth of Pennsylvania;

•                  2% to the local county in which the gaming facility is located;

•                  2% to the local municipality in which the gaming facility is located, subject to a minimum of $10.0 million;

•                  5% to the Pennsylvania Gaming Economic Development Tourism Fund; and

•                  12% to support the horse race industry.

There is an additional requirement to repay a loan obtained from the Commonwealth of Pennsylvania to cover the initial regulatory start-up costs before any of Pennsylvania’s casinos began operations.  The repayment amount of $63.8 million is a ten-year requirement assessed against each property’s gross terminal revenue according to a formula established per a pronouncement of the PGCB dated July 11, 2011.  The formula averages the property’s percentage annual gross terminal revenue of the total from all properties each year with its cumulative percentage of all gross terminal revenue generated since gaming commenced in the Commonwealth of Pennsylvania.  The average obtained is applied against the $6.38 million payment to be made each year, the final payment to be due on January 1, 2021.

The following tax rates apply to table games and are based on “daily gross table games revenue” (calculated in essentially the same manner as “gross terminal revenue”):

•                  12% to the Commonwealth of Pennsylvania on non-electronic table games;

•                  34% to the Commonwealth of Pennsylvania on fully electronic table games; and

•                  2% to the local municipalities in which the gaming facility is located on all games.

A deposit of $1.5 million to cover weekly withdrawals of the property’s share of the cost of regulation is required to be maintained and the amount withdrawn must be replenished weekly.

Any person who acquires beneficial ownership of 5% or more of the voting securities of the licensee or an entity that controls the licensee will be required to apply to the PGCB for licensure, obtain licensure and remain licensed. Licensure requires, among other things, that the applicant establish by clear and convincing evidence the applicant’s good character, honesty and integrity.  Additionally, any trust that holds 5% or more of the voting securities of a licensee or any entity that controls the licensee is required to be licensed by the PGCB and each individual who is a grantor, trustee or beneficiary of the trust is also required to be licensed by the PGCB.  Under certain circumstances and under the regulations of the PGCB, an “institutional investor” as defined under the regulations of the PGCB, which acquires beneficial ownership of 5% or more, but less than 10%, of the voting securities of a licensee or of any entity that controls the licensee, may be waived from licensure by the PGCB provided the institutional investor files an Institutional Notice of Ownership Form with the PGCB Bureau of Licensing and has filed, and remains eligible to file, a statement of beneficial ownership on Schedule 13G with the SEC as a result of this ownership interest.  In addition, any beneficial owner of our voting securities, regardless of the number of shares beneficially owned, may be required at the discretion of the PGCB to file an application for licensure.

In the event a security holder is required to be found qualified and is not found qualified, the security holder may be required by the PGCB to divest its interest at a price not exceeding the cost of the interest. Key employees, vendors, suppliers, slot machine manufacturers and management companies are also required to be licensed.

The PGCB reserves the right to require any investor or person associated with a licensee to be licensed. Licensees are prohibited from making any political contributions to Pennsylvania candidates or political parties.

The Gaming Act also requires that a slot machine licensee shall notify the PGCB and receive the PGCB’s consent prior to any “change in control” of the slot machine licensee.  A change in control is defined as the acquisition by a person or group of persons acting in concert of more than twenty percent of the slot machine licensee’s securities or other ownership interests or the purchaser of the assets, other than in the ordinary course of business, of any slot machine licensee.  The person or entity purchasing the assets which results in a change of control is required to: (1) independently qualify for a license in accordance with the licensing requirements of the Gaming Act and (2) pay a license fee of up to $50,000,000.  The Gaming Act provides that the PGCB may in its discretion reduce but not eliminate the requirement that a license fee of $50,000,000 be paid.  On December 18, 2007, the PGCB approved a presumptive fee for a change of control of $2.5 million, unless special circumstances would dictate otherwise.  The PGCB may provide up to 120 days for any person who is required to apply for a license and who is found not qualified to completely divest the person’s ownership interest.

Pennsylvania Racing Commission.  Under the Race Horse Industry Reform Act (the “Racing Act”), the PA Racing Commission is mandated to supervise thoroughbred horse race meetings in Pennsylvania at which pari-mutuel betting is conducted. The PA Racing Commission is also charged with licensing operators of thoroughbred horse race tracks and other persons involved in the thoroughbred horse race industry in Pennsylvania. The Racing Act authorizes the PA Racing Commission to issue up to six operator licenses. The Pennsylvania Harness Racing Commission is authorized to issue up to five licenses to operate harness racing tracks.

The Racing Act and regulations promulgated by the PA Racing Commission provide detailed regulations relating to such things as wagering, simulcasting, sale of liquor, maintenance of grounds and facilities, and operation of races.  However, the provisions in the Racing Act and the PA Racing Commission’s regulations relating to licensing are quite general in nature.  They provide that 17 types of persons and/or entities must be licensed, including owners, trainers, jockeys, veterinarians, and all track employees.  The PA Racing Commission’s regulations provide that all licenses will be issued at the discretion of the PA Racing Commission’s director of licensing, subject to review by the PA Racing Commission.  In exercising this discretion, the director is mandated to consider if the applicant:

•                  has been convicted of a crime involving moral turpitude;

•                  has engaged in bookmaking or another form of illegal gambling;

•                  has been found guilty of fraud or misrepresentation in connection with racing or breeding;

•                  has been found guilty of a violation or attempt to violate a law, rule or regulation of racing in a jurisdiction for which suspension from racing might be imposed in the jurisdiction;

•                  has violated rules, regulations or order of the PA Racing Commission; and

•                  is not financially responsible.

Prospective licensees are required to file an application on forms prescribed by the PA Racing Commission, agree to be fingerprinted as required by the PA Racing Commission, and agree to full disclosure and investigation of criminal and employment records. The PA Racing Commission also requires payment of application fees and licensing fees for each person and entity licensed ranging from an annual license fee for track employees of $5 to an application fee for an operator’s license of $1,000.

The PA Racing Commission’s regulations also provide that a person or corporation to whom a licensee’s stock is “transferred” must, contemporaneously with the transfer, submit to the PA Racing Commission an affidavit containing certain information regarding the transferee. A “transfer” is defined as a sale, transfer or exchange of stock or the creation of a beneficial, legal or equitable interest therein.

As a matter of practice, the PA Racing Commission typically requires applications to be filed by entities and individuals that are also required to file applications with the PGCB under the Gaming Act. Additionally, the PA Racing Commission typically does not conduct its own background investigation into applicants if the PGCB is conducting background investigations regarding those applicants. Rather, the PA Racing Commission will review the investigation conducted by the PGCB when deciding whether to grant a license.

As the holder of a Category 1 license, Presque Isle Downs has the obligation to create a fund to be used for the improvement and maintenance of the backside area of its racetrack with an amount of not less than $250,000 or more than $1.0 million annually for a five-year period beginning in 2017.

Ohio Regulation and Licensing.  In the State of Ohio, MTR and its wholly owned subsidiary, Scioto Downs, Inc. (together with its own wholly owned subsidiary RacelineBet, Inc.)Scioto Downs) owns and operates the Scioto Downs Racino in Columbus, Ohio (“Scioto Downs”). Scioto Downs offers live harness racing, onsite pari-mutuel wagering, and thoroughbred, harness and greyhound race simulcast and wagering (collectively, “Live Racing”), and VLTs.

The operation and management of Scioto Downs are subject to extensive state regulation.  Live Racing and VLT gaming are each regulated by statute, regulation and rule.  Scioto Downs’ VLT gaming operations are also regulated by the terms and conditions of Scioto Downs’ Video Lottery Sales Agent License (“VLT Gaming License”) from the Ohio Lottery Commission (“OLC”).

Live Racing.  The Ohio State Racing Commission (“OSRC”), which is comprised of 5 members appointed by the Governor of the State of Ohio, has regulatory oversight of Live Racing in Ohio. The OSRC establishes the rules and conditions for Live Racing and the forms of wagering that are permitted, and issues permits for Live Racing.  Scioto Downs must maintain a permit with OSRC in order to lawfully offer Live Racing.  Such permits are issued for one year and are renewable.  OSRC shall renew Live Racing permits unless OSRC rejects the application for renewal for good cause.

In connection with obtaining and maintaining its Live Racing permit, Scioto Downs must disclose substantial information to OSRC, including the following:

•                  the names and addresses of all Scioto Downs directors and stockholders;

•                  the dates and locations of race meetings;

•                  the hours of operation on each racing day;

•                  a list of names of all required race officials;

•                  current accurate financial statements of Scioto Downs prepared and certified by an independent certified public accountant; and

•                  other information as OSRC requires.

Scioto Downs’ Live Racing permit is neither assignable nor transferrable.

OSRC may suspend, diminish or revoke Scioto Downs’ Live Racing permit in the event that Scioto Downs violates the rules or conditions prescribed and promulgated by OSRC.

OSRC has broad authority to regulate Live Racing. OSRC regulation of Scioto Downs’ Live Racing includes regulating the days and hours that Scioto Downs may conduct live harness racing, the number of live races conducted by Scioto Downs, the number of days each year that Scioto Downs provides simulcast wagering, the races for which Scioto Downs may provide simulcast wagering and the equipment and facility requirements for Live Racing.

OSRC has broad powers to investigate, monitor and police Live Racing. OSRC has the right of full and complete entry to any and all parts of the grounds of Scioto Downs. OSRC may at any time engage auditors to examine the books and records of Scioto Downs. Upon demand from OSRC, Scioto Downs must furnish OSRC a full and complete statement of receipts, expenditures, attendance and such other information as OSRC may require.

If OSRC were to suspend, diminish, revoke or refuse to renew Scioto Downs’ Live Racing permit, Scioto Downs would have to stop providing Live Racing and VLT gaming (see below).

Ohio law assesses special taxes on money wagered on Live Racing and sets the limit on the amount of money wagered on Live Racing that Scioto Downs may retain.  Changes in these laws could have a significant impact on the profitability of Scioto Downs’ Live Racing business.

Scioto Downs employees and other persons (“Live Racing Personnel”) involved in providing Live Racing at Scioto Downs facilities must have licenses issued by OSRC prior to such employment or involvement.  It is Scioto Downs’ responsibility to have all Racing Personnel fingerprinted before gaining access to Scioto Downs’ racing premises.  OSRC may issue, deny, suspend or revoke licenses to Live Racing Personnel as is in the public interest for the purpose of maintaining a proper control over horse racing.  OSRC, as is in the public interest for the purpose of maintaining proper control over horse racing, also may rule any person off Scioto Downs’ Live Racing premises.

VLT Gaming.  VLT gaming is regulated by OLC, which is comprised of 9 members appointed by the Governor of the State of Ohio. The executive officer of OLC is a director (“Ohio Director”) who is appointed by the Governor of the State of Ohio.  OLC has the authority to promulgate rules under which VLT gaming may be conducted, and issues and oversees VLT gaming licenses.

Under Ohio law, Scioto Downs’ VLT Gaming License is not transferrable for five years after its initial issuance.  Any ownership interest in Scioto Downs, directly or indirectly, through the immediate holding company of Scioto Downs, that is acquired after the date that Scioto Downs’ VLT Gaming License was issued by a person or entity not previously holding an ownership interest in Scioto Downs, which would result in such person or entity obtaining control of Scioto Downs is considered a “transfer.” In this context, “control” means any of the following:

•                  holding fifty per cent or more of the outstanding voting securities of Scioto Downs;

•                  having the right in the event of dissolution to fifty per cent or more of the assets of Scioto Downs; or

•                  having the contractual power presently to designate fifty percent or more of the directors of Scioto Downs.

Scioto Downs’ VLT Gaming License was issued on or about May 22, 2012.  Any strategic transaction involving Scioto Downs that constitutes a “transfer” of Scioto Downs, within the meaning discussed above, before the fifth anniversary of the issuance of Scioto Downs’ VLT Gaming License may result in the suspension, modification or revocation of Scioto Downs’ VLT Gaming License. A suspension or revocation of Scioto Downs’ VLT Gaming License would necessitate the cessation of Scioto Downs’ VLT Gaming operations.

In order to lawfully conduct VLT Gaming, Scioto Downs must maintain a Live Racing permit from OSRC and a VLT Gaming License from OLC.  Only the holder of a Live Racing permit from OSRC is authorized to hold a VLT Gaming License.

In order to maintain its VLT Gaming License, Scioto Downs is required to keep its VLT Gaming License application updated and complete. Updates may be required because of changes to Scioto Downs’ ownership, management or business, or because the Ohio Director updates the application requirements.  Scioto Downs must annually make application to renew its VLT Gaming License and every three years Scioto Downs must resubmit a complete VLT Gaming License application.

The amount of information Scioto Downs is required to disclose and keep updated on its VLT Gaming License application is extensive.  Scioto Downs’ VLT Gaming License application includes information about Scioto Downs and Scioto Downs’ Principals (defined below), including, but not limited to:

•                  information about all holding companies, intermediaries, subsidiaries and affiliates of Scioto Downs;

•                  any criminal charges or convictions of Scioto Downs;

•                  name, address, employer identification number or social security number, date of birth, compensation and any criminal charges or convictions for each of Scioto Downs’ officers, directors, and shareholders having directly or indirectly an ownership interest of five percent or more in Scioto Downs (collectively, “Scioto Downs’ Principals”);

•                  a description of all bonus, profit sharing, pension, retirement, deferred compensation and similar plans of Scioto Downs;

•                  a description the stock of Scioto Downs, and of all holding companies, intermediaries, subsidiaries and affiliates of Scioto Downs;

•                  proof that Scioto Downs holds a Live Racing permit;

•                  a description of all debt of Scioto Downs, and of all holding companies, intermediaries, subsidiaries and affiliates of Scioto Downs;

•                  a list of the holders of debt of Scioto Downs, and all holding companies, intermediaries, subsidiaries and affiliates of Scioto Downs;

•                  a description of any securities options of Scioto Downs and the identification of persons holding suchoptions;

•                  information regarding the banks, savings and loan associations and other financial institutions of Scioto Downs;

•                  information about all the stock that Scioto Downs holds in other entities;

•                  a description of any civil litigation to which Scioto Downs, or any holding company, subsidiary or affiliate of Scioto Downs, is or was a party;

•                  information about any judgment, order, consent decree or consent order pertaining to a violation of federal antitrust, trade regulation or securities laws, or of similar laws of any state province or country, entered against Scioto Downs;

•                  information regarding any bankruptcy or insolvency proceedings of Scioto Downs or certain Scioto Downs Principals;

•                  information regarding the licensing history of Scioto Downs and Scioto Downs Principals;

•                  information relating to contributions and disbursements of Scioto Downs and Scioto Downs Principals;

•                  a business plan for the Scioto Downs Racino;

•                  Scioto Downs’ security and surveillance plan;

•                  consent to background checks for Scioto Downs and Scioto Downs’ Principals;

•                  a commitment to deliver acceptable forms of credit (e.g., surety bond) and evidence of insurance, meeting the requirements of the Ohio Director;

•                  a schedule of all fixtures and equipment;

•                  a commitment to maintain and timely repair video lottery terminals;

•                  a commitment to purchase or lease video lottery terminals only from technology providers approved by the Ohio Director;

•                  an agreement to clearly separate between the Live Racing wagering and the VLT gaming areas at the Scioto Downs;

•                  an agreement to a capital improvement plan in accordance with the Ohio Director’s standards and timetable; and

•                  disclosure of all employees of Scioto Downs who earn over $150,000 in annual compensation.

Each time Scioto Downs submits additional information of OLC in connection with Scioto Downs’ VLT Gaming License, the Ohio Director maintains discretion to suspend, revoke or reconsider the application or otherwise modify the conditions of the issuance of Scioto Downs’ VLT Gaming License. If Scioto Downs’ VLT Gaming License is suspended, revoked or not renewed, Scioto Downs would have to cease its VLT Gaming business.

Scioto Downs’ VLT Gaming License is subject to suspension, modification, revocation or fines as authorized by statute, rule, regulation, policy order or directive of OLC or the Ohio Director.

The Ohio Director may suspend or revoke Scioto Downs’ VLT Gaming License in the event that Scioto Downs does any of the following:

•                  fails to comply with Ohio’s lottery law;

•                  fails to comply with the rules, terms and conditions, policies, orders and directives of OLC or the Ohio Director;

•                  fails to maintain any insurance, coverage and bonds required by the Ohio Director;

•                  makes a fraudulent misrepresentation in connection with its VLT Gaming License application;

•                  fails to promptly and accurately settle the accounts of lottery transactions and pay OLC amounts due to OLC from video lottery sales;

•                  fails to credit or pay a winning video lottery participant;

•                  allows an underage person to play video lottery games, or pays an underage person a video lottery prize payment;

•                  fails to maintain adequate and sufficient security;

•                  offers a video lottery game that has not been approved by the Ohio Director or OLC;

•                  uses a video lottery terminal that has not been authorized and approved by the Ohio Director;

•                  fails to comply with the Americans with Disabilities Act of 1990;

•                  knowingly possesses, buys, sells, uses, alters, accepts, or transfers supplemental nutrition assistance program benefits, money, coupons, delivery verification receipts, other documents, food, or other property received directly or indirectly pursuant to section 17 of the Child Nutrition Act of 1966, as amended, or any electronically transferred benefit, in any manner not authorized by the Food and Nutrition Act of 2008 or section 17 of the Child Nutrition Act of 1966, as amended;

•                  knowingly allows an employee or agent to sell, transfer, or trade items or services, the purchase of which is prohibited by the Food and Nutrition Act of 2008 or section 17 of the Child Nutrition Act of 1966, as amended, in exchange for supplemental nutrition assistance program benefits, money, coupons, delivery verification receipts, other documents, food, or other property received directly or indirectly pursuant to section 17 of the Child Nutrition Act of 1966, as amended, or any electronically transferred benefit;

•                  fails to provide required notice or to obtain required approval prior to relocating or transporting a video lottery terminal;

•                  fails to make capital improvements as required by OLC rule, regulation, policy, order or directive;

•                  fails to meet financial obligations necessary for the continued operation of video lottery;

•                  acts in a manner that impacts or has the likelihood of impacting the efficient operation or integrity of video lottery; or

•                  fails to adhere to all the terms and conditions set forth in Scioto Downs’ licensing agreement with OLC.

The Ohio Director may also suspend or revoke Scioto Downs’ VLT Gaming License if Scioto Downs or any Scioto Downs Principal is convicted of criminal violations that may negatively impact the integrity of the lottery, or if any of them have experience, character or general fitness that the Ohio Director believes would be inconsistent with the public interest, convenience or trust.

As necessary for reasons related to public safety, convenience or trust which require immediate action, the Ohio Director may order the immediate and indefinite disabling of all or a portion of Scioto Downs’ VLT Gaming operations and removal of video lottery equipment at Scioto Downs’ VLT Gaming facility.  In the event of such action, the Ohio Director must give Scioto Downs a subsequent opportunity for an adjudication hearing.

OLC and the Auditor of the State of Ohio have broad powers under Ohio law to investigate and monitor VLT Gaming operations. They may at any time examine, inspect, test or access for any purposes all records, files, equipment, other documents, video lottery terminals, and hardware and software used in connection with video lottery. Scioto Downs must allow inspections of its licensed premises at any time as authorized by the Ohio Director.

Under the terms and conditions of Scioto Downs’ VLT Gaming License, Scioto Downs has also consented to OLC having the power and authority with good cause shown, without notice and without warrant at any time, to do any of the following:

•                  inspect any video lottery terminals, central monitoring system, or associated equipment and software about, on or around Scioto Downs’ facilities;

•                  inspect and examine all premises in which Scioto Downs conducts VLT gaming or any authorized video lottery terminals, central monitoring system, or associated equipment and software designed, built, constructed, assembled, manufactured, sold, distributed, or serviced, or in which records of those activities are prepared or maintained;

•                  seize summarily and remove from Scioto Downs’ premises and impound, assume physical control of, or disable any video lottery terminals, central monitoring system, or associated equipment and software for the purposes of examination and inspection;

•                  inspect, examine and audit books, records, and documents concerning Scioto Downs’ VLT gaming activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to Scioto Downs’ VLT gaming activities; and

•                  seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to VLT Gaming.

Pursuant to paragraph (A) of rule 3770:2-3-08 of the Ohio Administrative Code and the terms of Scioto Downs’ VLT Gaming License, OLC will pay Scioto Downs a commission in the amount of 66.5% of the video lottery terminal income generated by Scioto Downs. “Video lottery terminal income” is defined as credits played, less value credits, less video lottery prize winnings.

Additionally, by rule of OSRC or by agreement between Scioto Downs and the horseman’s association, a percentage of Scioto Downs’ VLT Gaming commission shall be paid to OSRC for the benefit of horse breeding and racing in Ohio. Accordingly, pursuant to an agreement with the relevant horseman’s association, effective January 1, 2014, 10.5% of Scioto Downs’ VLT Gaming commission will be paid to OSRC for the benefit of the horseman’s association.

A change to these regulations could have a significant impact on the profitability of Scioto Downs’ VLT Gaming business.

Scioto Downs employees involved with VLT gaming are also required to obtain and maintain a license from OLC prior to being involved in video lottery licensed activities.  An application for a VLT gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation.